Exhibit 10.45
Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses to the Commission upon request.
COST TRANSFER AGREEMENT
This Cost Transfer Agreement (“Agreement”) dated as of June 4th, 2024 is entered into by and between:
(1)    Solar Methanol 1 Pty Ltd, having its registered seat in New South Wales, Australia, registered with the Australian Securities and Investments Commission under ABN 31 665 456 253, with business address in Suite 7.02,124 Walker Street, North Sydney, NSW 2060 (“SM1”); and
(2)    Mabanaft GmbH & Co. KG, having its registered seat in Hamburg, registered in the commercial register of the local court of Hamburg under no. HRA 99132, with business address at Koreastraße 7, 20457 Hamburg, Germany (“Mabanaft”)
(Each a “Party” or “Party 1” and “Party 2” and collectively, the “Parties”)
WHEREAS
(A)    SM1 is currently a 100% owned subsidiary of Vast Renewables Limited, Suite 7.02,124 Walker Street, North Sydney, NSW 2060, ABN 37 136 258 574 (“Vast”), which is a developer of concentrated solar thermal power technology and renewable energy and green fuels projects that utilise its proprietary modular tower CSP technology.
(B)    Mabanaft is a leading independent and integrated energy company and is active in wholesale supply, trading, and logistics of energy products and provides their customers with innovative energy solutions for their transportation, heating and industrial needs.
(C)    The Parties intend to demonstrate the viability of commercial scale methanol production by developing a 7,500 tonnes per annum, subject to current design parameters, solar methanol facility located in Port Augusta, South Australia (the “Project”).
(D)    Mabanaft brings project development, commercial and operational expertise in liquid fuels to enable the development of the Project. Mabanaft and Vast intend to co-develop the Project and intend to enter into a Joint Development Agreement which, among other things, shall then define each parties’ contributions and obligations in the Project (the “JDA”).
(E)    Projektträger Jülich (“PtJ”) acts on behalf of the Federal Ministery of Education and Research (BMBF) and is responsible for the professional and administrative management of the funding and innovation program on behalf of the German government. PtJ supports Mabanaft in the Project by providing cost-based funding amounting to 50% of eligible expenses up to a maximum value of 12,444,661.50 EUR based on a subsidy order dated 15th December 2023 (the “Order”). The Order stipulates that predefined service packages necessary for the development and construction of the Project shall be executed by SM1, which shall in turn invoice Mabanaft for these packages. The cost-based funding is contingent upon these invoices and payments, which are subject to the terms of this Cost Transfer Agreement.
(F)    SM1 intends to conclude agreements with subcontractors located in Germany in relation to the Project. Mabanaft and SM1 intend to enter into a Cost Transfer Agreement which ensures that SM1 undertakes to submit invoices allocated to Mabanaft within the framework of the budget planning in a timely and correct manner and Mabanaft undertakes to fulfil its financial obligations as a project partner subject to the provisions of the funding guidelines.
NOW IT IS AGREED as follows:
1.    Subcontracting
SM1 shall, in relation to the Project and in its own name and for its own account, engage and mandate certain subcontractors that are suitable and acceptable from the point of view of the Parties for the realization of the Project.
A list with subcontractors approved by PtJ for receiving PtJ funds is attached as Annex [A]. This list may be updated from time to time to include other subcontractors both located in Germany and potentially outside of Germany provided such engagement serves the Project objectives and receives the prior approval of the Parties and PtJ.
2.    Cost Transfer / Payment
a.    Mabanaft shall reimburse SM1 50% of the amount within thirty (30) days and the remaining 50% within ninety (90) days for any fees, costs, and expenses incurred by SM1 concerning any subcontracting of subcontractors listed in Annex [A] under this Agreement, upon provision of the following documents:
-    Invoice; which must meet the following requirements:
o    Issued with the correct company information of Mabanaft including the full address:
    Mabanaft GmbH & Co. KG
Koreastraße 7
20457 Hamburg
Germany
o    Correct company information of SM1 including the full address
o    Bank account details of SM1
o    Date of issuance
o    Vat ID of Mabanaft:
    DE171614522
o    Vat ID of SM1
o    Sequential invoice number issued by SM1
o    Brief description of the fees, costs, and expenses incurred and, if applicable, the related work package
o    Invoice amount in EUR. If the original fees, costs, and expenses incurred by SM1 are paid in other currencies, e.g. AUD or USD, the original value and its conversion to

EUR at the time of the original invoice must be included to ensure the original invoice value is maintained without exchange rate risk due to double conversion
o    The VAT/GST treatment shall be determined pursuant to the VAT/GST law of the jurisdiction where the relevant supply or service is deemed to take place for VAT/GST
o    Internal Order (PO number) and cost center number as provided by Mabanaft
o    A sample invoice is provided in Annex [B]
-    Sufficient documentation, including:
o    Contract with subcontractor
o    Invoice from the subcontractor
b.    All payments hereunder shall be made in Euro.
c.    The Remuneration and any amounts, payments, or reimbursements amounts due under this Agreement shall be transferred to a bank account of SM1 as specified on the invoice pursuant to 2.a.
d.    All payments to SM1 by Mabanaft shall be made without deduction, set-off, or counterclaim whatsoever. However, (i) Mabanaft may set off undisputed amounts claims or any judgment or other dispute settlement amounts, and (ii) if, for whatever reason, Mabanaft is compelled by law to make payment subject to a deduction Mabanaft will pay SM1 such additional amounts as may be necessary to ensure that SM1 receives a net amount equal to the full amount which SM1 would have received had such payment not been subject to such deduction.
e.    If any amount due and payable by Mabanaft hereunder is not paid on the due date, SM1 shall receive such amount together with interest thereon in respect of each day from the day, on which such payment was due, up to and including the date of actual receipt of such payment. The interest shall be calculated at a rate of two (2) per cent p.a. above the base rate (Basiszinssatz) as defined by the German Bundesbank pursuant to § 247 German Civil Code (BGB). Notwithstanding the foregoing, SM1 shall be entitled to assert any further claims for damage.
3.    Duration and Termination
a.    This Agreement shall enter into force upon the signing by both Parties and execution of a Joint Development Agreement to be signed between Mabanaft and Vast.
b.    This Agreement shall terminate upon successful achievement of the Project objectives as agreed by the Parties.
c.    Each Party is entitled to terminate this Agreement with immediate effect if it has good cause, by providing written notice and explaining the ground for the termination (Kündigung aus wichtigem Grund). Good cause shall exist in particular in, but not limited to, the case of non-funding or substantial restriction or modification of the funding or discontinuation of the funding granted to either or both Parties or if the objective pursued with the Project may not be realised for any justifiable reason.

d.    The termination of this Agreement or the withdrawal of a Party shall and may not affect the Order from PtJ. If and insofar as the termination of this Agreement is based on the culpable behavior (schuldhaftes Verhalten) of one of the Parties, this Party (Party 1) shall be obliged to indemnify the other Party (Party 2) against all claims of the Party (Party 1) and/or third parties in the event of termination of the contract and to compensate all damages incurred by the other Party (Party 2) as a result of the termination of the Agreement. The Parties, in consultation with PtJ, shall agree in good faith on how to proceed, especially regarding the work package assigned to the withdrawing Party.
e.    Notice of termination shall be given in writing. PtJ must be informed accordingly simultaneously.
4.    Miscellaneous
a.    If any provision of this Agreement shall be or become invalid, illegal, or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions and the validity, legality and enforceability of the respective provision under any other law shall not in any way be affected or impaired. The parties will renegotiate in order (i) to agree on a valid, legal and enforceable provision which comes closest to the economic and legal intent of the invalid, illegal or unenforceable provision, and (ii) to replace the invalid, illegal or unenforceable provision by such provision.
b.    The Parties shall inform each other immediately after becoming aware of any matter that may in any way give rise to or create a conflict of interest between the Parties.
c.    This Agreement may only be amended or modified by an agreement in writing duly signed by the Parties.
d.    This Agreement shall be governed by, and construed in accordance with, the laws of Germany.
e.    Any dispute arising out of or in connection with this Agreement shall be resolved by Hamburg courts and the Parties shall and hereby submit to the exclusive jurisdiction of Hamburg courts.
f.    In the event of any conflict between this Cost Transfer Agreement and the JDA, the provisions of the JDA shall prevail.

Executed as an agreement.

Executed for and on behalf of Solar Methanol 1 Pty Ltd

/s/ Craig Wood	/s/ Alec Waugh

Signature	Signature

Craig Wood	Alec Waugh

Name (print)	Name (print)
[The remainder of this page is left blank intentionally]
[Execution blocks continue over the page]

Executed as an agreement (cont.).

Executed for and on behalf of Mabanaft GmbH & Co. KG

/s/ Volker Ebeling	/s/ ppa Tanja Aulerich

Signature	Signature

Volker Ebeling	ppa Tanja Aulerich

Name (print)	Name (print)

SVP New Energy, Chemicals & Gas	Head of Legal & Compliance

Position	Position
[The remainder of this page is left blank intentionally]

Cost Transfer Agreement
Annex A
List of Subcontractors approved by PtJ
•    Fichtner GmbH & Co. KG
•    bse Methanol GmbH
•    ITM Linde Electrolysis GmbH

Cost Transfer Agreement
Annex B
Sample Invoice

Header	SM1 Company Information A:
Sender
Address 1
Address 2
Address 3
Contact information

Attn: [NAME]

Mabanaft GmbH & Co. KG
Koreastraße 7
20457 Hamburg
Germany

	Date	[•]
	Invoice number	[•]
	MFT VAT ID	[•]
	SM1 reference number	[•]

Mater	[•]
PO Number	[•]
Cost Center Number	[•]
Period	[•]

[Item A]	[Description]		[amount]
[Item B]	[Description]		[amount]

Total		EUR	[Total invoice amount]

[Other information]
[Signature]
[Name]
[Role/Position]
[Company]

SM1 Company Information B:
Bank account details
VAT ID
Further Information

[Atachments]

Documentation:
Contract with subcontractor
Invoice from the subcontractor
Other relevant information

[Document Reference]
[Date]